Reg. No. 333-126500
As filed with the Securities and Exchange Commission on August 24, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Juno Lighting, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2852993

(State of Incorporation)	(I.R.S. Employer Identification No.)
1300 South Wolf Road
P.O. Box 5065
Des Plaines, Illinois 60017-5065
(Address and Zip Code of Principal Executive Offices)
Juno Lighting, Inc. 1999 Stock Award and Incentive Plan
(Full Title of the Plan)
T. Tracy Bilbrough
President and Chief Executive Officer
Juno Lighting, Inc.
1300 South Wolf Road
Des Plaines, Illinois 60017-5065
(847) 827-9880
(Name, Address, and Telephone Number of Agent For Service)

TERMINATION OF REGISTRATION
     Pursuant to Registration Statement No. 333-126500 on Form S-8 (the “Registration Statement”), Juno Lighting, Inc. (the “Company” or the “registrant”), registered 50,000 shares of the registrant’s common stock, par value $0.001 per share, for issuance upon the exercise of options granted under the terms of the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan, as amended.
     On June 29, 2005, Square D Company (“Square D”), Hera Acquisition Corp., a wholly-owned subsidiary of Square D (the “Merger Sub”), the Company and Schneider Electric SA entered into an Agreement and Plan of Merger providing for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Square D (the “Merger”). The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 24, 2005. As a result of the Merger, the Company has terminated all offerings of the registrant’s common stock under the Registration Statement.
     In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on the 24th day of August, 2005.

Juno Lighting, Inc.
By:	/s/ T. Tracy Bilbrough
T. Tracy Bilbrough
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of August, 2005.
SIGNATURES

Signatures	Title

/s/ T. Tracy Bilbrough T. Tracy Bilbrough	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ George J. Bilek George J. Bilek	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
/s/ David D. Petratis David D. Petratis	Director
/s/ Amelia A. Huntington Amelia A. Huntington	Director